Exhibit 99.1

PHH Corporation and Bank of America, N.A. (BANA) to Continue Mortgage Relationship

Mount Laurel, NJ — December 17, 2015 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) announced today that its subsidiary, PHH Mortgage Corporation, has entered into a new agreement with Bank of America, N.A. (BANA), to continue to provide mortgage origination services to Merrill Lynch clients. The terms of the new agreement will commence on January 1, 2016. The current agreement will terminate on December 31, 2015.

Glen A. Messina, president and CEO of PHH Corporation, said, “We are extremely pleased to continue our relationship with our largest private label client, a trusted and well-respected firm. We thank the Bank of America and Merrill Lynch teams for working with us to achieve our mutual objectives and are committed to fulfill our obligations and commitments under our new agreement.”

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers. For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Robert Crowl

robert.crowl@phh.com

(856) 917-7118

Media

Dico Akseraylian

dico.akseraylian@phh.com

(856) 917-0066